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                                                                 EXHIBIT 10.14

                                   AGREEMENT
                                     AMONG
                                  BORTA, INC.
                                      AND
                           RON BORTA AND LESLIE DAVIS
                                      AND
                        ARISTO INTERNATIONAL CORPORATION

                                  May 13, 1996


This Agreement is intended to set forth the basic conditions and economic terms for an amicable resolution of issues between and among Borta, Inc. (herein the "Company"), Ron Borta (herein "RB") and Leslie Davis (herein "LD"), (RB and LD herein collectively the "Individuals"), and Aristo International Corporation ("Aristo"), which joins in this Agreement for the sole purpose of evidencing its commitment to its guarantee and other matters hereinafter described.

1. The Individuals will immediately tender their resignations (copies attached) as officers and directors of the Company. Subsequent to their resignation, the Individuals will only visit the Company's offices upon the request or invitation of the Company.

2. The Individuals will each be released from their respective covenant not to compete on July 31, 1996.

3. The Individuals will each also receive all COBRA and accrued vacation rights to which they are entitled by law.

4. The Individuals will surrender all of their options to purchase stock in Aristo granted pursuant to Aristo's 1995 Stock Option Plan, or otherwise, and RB will forfeit the 357,143 restricted shares of Aristo Common Stock covered by the letter dated July 28, 1995 (the TARSAP letter), and any other options, incentive payments or rights from the Company or Aristo which are related thereto.

5. The Individuals will each be granted a severance of 8 months salary, based on their current rate of pay, payable monthly, in arrears, under the current employee instructions regarding direct deposit, beginning on the last day of May, 1996, and continuing on the last day of each of the next succeeding 6 months, and with any remaining balance due and payable on December 31, 1996.

6.  The remaining $425,000 of RB's signing bonus will be payable as follows:

        a. $5,000 concurrently with the execution of the agreements described in Paragraph 13 below.

        b. $150,000 on the earlier of 30 days following the proposed public offering or August 10, 1996.

        c. the balance on December 31, 1996.




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All payments made pursuant to Paragraph 6 will be in immediately available federal funds. In the case of each payment made hereunder, the Company may deduct from the payment the withholding required to be made by the payor for signing bonus payments under applicable federal and state income tax laws. All such withholding shall be paid to the relevant taxing authority for the account of RB, as required by law.

7. RB will agree to continue serving the Company in a consulting capacity as may be requested by the Company, at no additional cost, for up to 15 hours per month (which shall not carry over) until the later of the completion of the Arena Football Game prototype or July 31, 1996; provided, however, that he will be reimbursed for pre-approved out-of-pocket expenses.

8. The payments described in Paragraphs 5 and 6 will be guaranteed by Aristo and a separate Guarantee will be executed and delivered by Aristo to the Individuals not later than the delivery of the agreements described in Paragraph 13.

9. Aristo will not seek to influence the decision of Allen & Company regarding the election of any existing shareholder of Aristo to request piggyback registration of their shares if and when an underwriting occurs. Aristo will use all reasonable efforts to allow counsel to the electing shareholders to be permitted to have access to Allen & Company with regard to any such election, and, if the any of the shares owned by the Individuals become part of the securities included within the offering, to allow the Individuals, and their counsel, to review and comment on any disclosures made about them personally in the prospectus.

10. The terms of this Agreement will be binding and will be effective immediately and the agreements described in Paragraph 13 shall be effective upon their execution and delivery.

11. The Individuals have been represented by counsel in connection with the negotiation and execution of this Agreement.

12. The Individuals will take all reasonable steps to effectuate the purposes of this Agreement to protect the trade secrets of the Company and do nothing to interfere the operations or personnel of the Company and Aristo. The parties agree to issue a joint "positive" press release regarding this matter.

13. As soon as practical after the date hereof and in any event not later than May 20, 1996, the Individuals will execute such additional documents and take such additional actions as may be reasonably requested by counsel for the Company, such as termination of the Individuals' Employment Agreements, the reaffirmation and survival of their confidentiality and non-disclosure agreements, and the return of stock certificates. The parties will also execute and deliver mutual general releases pursuant to which the Individuals will release the Company, Aristo, and their officers, directors, employees and agents from all claims and demands of whatever kind or nature (other than the Company's and Aristo's obligations hereunder and under the other agreements contemplated in this Paragraph 13) and pursuant to which the Company and Aristo will release the Individuals from all claims and demands of whatever kind or nature (except for the Individuals' obligations hereunder and under the other agreements contemplated in the Paragraph 13). The Individuals agree to specifically release their right to exercise any rescission rights of their stock sale agreement with Aristo, whether statutory or otherwise, and the Company and Aristo specifically agree not to take any action to assert any rights, by set-off or otherwise, regarding the shares of stock of Aristo owned by the Individuals. The releases will provide that if a party shall default in any material respect (with the default in any payment being deemed material) in any of its obligations hereunder or the agreements described in this Paragraph 13, the

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release shall thereupon lapse in all regards. Time is of the essence in implementing this Agreement. In the event the Company or Aristo breach this Agreement by failing to deliver the agreements described in this Paragraph 13, within the times herein contemplated, the Individuals shall retain the rights to elect to assert a termination for good reason under their respective Employment Agreements of July 27, 1995.

14. The Individuals and Aristo will enter into an agreement pursuant to which the Individuals will agree to vote their shares of stock in Aristo for the election of Mouli Cohen as a Director of Aristo for so long as he is nominated by the Board of Directors of Aristo to so serve.


Borta, Inc.                                                 Aristo International
                                                            Corporation

by:/s/ Mouli Cohen  /s/ Ronald Borta     /s/ Leslie Davis    by:/s/ Mouli Cohen
   -----------      ----------------     ----------------       ---------------
   Mouli Cohen      Ron Borta            Leslie Davis           Mouli Cohen